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Exhibit 4.2(q)

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT
(QUIPs AGREEMENTS)

        This Assignment and Assumption Agreement (QUIPs Agreements) (this "Assignment and Assumption Agreement") is made and entered into as of November 15, 2002 between Northwestern Energy, L.L.C., a Montana limited liability company ("Assignor", formerly known as The Montana Power, L.L.C., successor by merger to The Montana Power Company ("MPC")), and NorthWestern Corporation, a Delaware corporation ("Assignee").

        WHEREAS, Assignor is a party to that certain Indenture, dated as of November 1, 1996 (the "Indenture"), between Assignor and The Bank of New York, as trustee (the "Trustee") under which were issued Assignor's Quarterly Income Preferred Securities (the "QUIPs");

        WHEREAS, Assignor is also party to that certain Agreement as to Expenses and Liabilities, dated November 1, 1996, by and between MPC and Montana Power Capital I, (the "Expense and Liability Agreement");

        WHEREAS, Assignor has certain obligations in connection with the Amended and Restated Trust Agreement of Montana Power Capital I, dated as of November 1, 1996, among MPC, as Depositor, the Trustee, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee and Ellen M. Senechal, Jerrold P. Pederson and Pamela K. Merrell, as Administrative Trustees (the "Trust Agreement") relating to the "Obligations" (as defined therein);

        WHEREAS, pursuant to the Asset and Stock Transfer Agreement, dated as of November 15, 2002, between Assignor and Assignee, the parties propose to consummate a restructuring transaction involving the assignment by Assignor to Assignee and the assumption by Assignee of substantially all of Assignor's assets and liabilities (the "Transaction"); and

        WHEREAS, in connection with the Transaction, Assignor and Assignee are entering into this Assignment and Assumption Agreement to specifically transfer and assign to Assignee, and for Assignee to assume, all of Assignor's rights and obligations under the Expense and Liability Agreement and in connection with the payment of the "Obligations" as set forth in the Trust Agreement;

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.
All capitalized terms set forth herein and not otherwise defined herein are used herein as defined in the Trust Agreement and the Expense and Liability Agreement, as applicable.

2.
Assignor hereby assigns, transfers and conveys and sets over to Assignee, its successors and assigns, from and after the date hereof (collectively, the "Assignment") all of Assignor's rights, interests, title, benefits and privileges in and to, and all of Assignor's obligations and liabilities in connection with each of the following Agreements (collectively, the "Assigned Agreements"):

(a)
the Trust Agreement; and

(b)
the Expense and Liability Agreement.

3.
Assignee hereby accepts the Assignment and assumes and agrees, from and after the date hereof to pay, perform and discharge when due all of Assignor's obligations and liabilities under, and to assume the due and punctual performance and observances of each term, covenant, condition and promise in the Assigned Agreements, to be performed and observed by Assignor, as fully and completely as though it were originally named therein.

4.
This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York, determined without reference to principles of conflicts of laws.

        [Signature Page to Follow]

        IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first written above.

ASSIGNOR: NORTHWESTERN ENERGY, L.L.C.
By:	/s/ MICHAEL K. HANSON Name: Michael K. Hanson Title: President and CEO
ASSIGNEE: NORTHWESTERN CORPORATION
By:	/s/ ERIC R. JACOBSEN Name: Eric R. Jacobsen Title: SVP, General Counsel and CLO

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  Exhibit 4.2(q)
ASSIGNMENT AND ASSUMPTION AGREEMENT (QUIPs AGREEMENTS)